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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. 13)*


                         Presidential Realty Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Class A and Class B, Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                              74100410 and 74100420
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less such class.) (See Rule 13d-7).


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 pages

CUSIP No. 74100410 and 74100420              13G             Page 2  of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Trust Company of New Jersey
     22-1337980

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Jersey

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           312,300
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          10,500
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         312,300
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            10,500
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     322,800

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.65%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     BK

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No. 13)


     Check the following box if a fee is being paid with this statement: / /


           Item 1. (a) Name of Issuer:

                          Presidential Realty Corporation

            Item 1 (b) Address of Issuer's Principal

    Executive Offices:
                       180 South Broadway
                       White Plains, NY 10605

             Item 2(a) Name of Person Filing:

                       The Trust Company of New Jersey

             Item 2(b) Address of Principal Business Office or, if none, Residence:

                       35 Journal Square
                       Jersey City, New Jersey 07306

             Item 2(c) Citizenship:

                       New Jersey

             Item 2(d) Title of Class of Securities:

                       Common Stock

             Item 2(e) CUSIP Number:

                       74100410 and 74100420

                                                               Page 4 of 5 Pages


             Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Bank as defined in Section 3(a)(6) of the Act.

             Item 4. Ownership.

             If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

             (a) Amount beneficially owned: 322,800

             (b) Percent of class: 7.65%

             (c) Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote:

                               312,300

                 (ii)  Shared power to vote or to direct vote:

                               10,500

                 (iii) Sole power to dispose or to direct the
                       disposition of:

                              312,300

                 (iv) Shared power to dispose or to direct the disposition of:

                              10,500


             Item 5. Ownership of Five Percent or Less of a Class.

                              Not Applicable

             Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                              Not Applicable

                                                               Page 5 of 5 Pages


             Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:

                              Not Applicable

             Item 8. Identification and Classification of Members of the Group.

                              Not Applicable

             Item 9. Notice of Dissolution of Group.

                              Not Applicable


             Item 10. Certification.

             The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b).

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of or as a participant in any transaction having that purpose or effect.

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   2/6/03
                                   --------------------------------------------
                                   Date

                                   THE TRUST COMPANY OF NEW JERSEY


                                   By:  /s/  Raymond P. Catlaw
                                       -----------------------------------------

                                   Raymond P. Catlaw
                                   Executive Vice President and Trust Officer
                                   ---------------------------------------------
                                   Name/Title



               ATTENTION:     Intentional misstatements or
                              omissions of fact constitute
                              Federal criminal violations
                              (See 18 U.S.C. 1001)